armanino

Exhibit 23.1

Consent of Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A, and in the Registration Statements (Form S-3 Nos. 333-189855 and 333-194246 and Form S-8 Nos. 333-160486, 333-151686, 333-148041, 333-126306, 333-122708, 333-116449, 333-103622, 333-64246, 333-56576, and 333-32666) of Selectica, Inc. of (i) our report dated June 27, 2014, with respect to the consolidated financial statements of Selectica, Inc., included in the Annual Report on Form 10-K for the two-year period ended March 31, 2014, and (ii) our report dated August 7, 2014, with respect to the consolidated financial statements of Iasta.com, Inc. and Iasta Resources, Inc., included in this Current Report on Form 8-K/A for the two-year period ended December 31, 2013.

Armanino LLP

Armanino LLP
San Jose, California
August 7, 2014